EXHIBIT 99.8

Merger Q&A For Associates

Why are Regions and Union Planters planning to merge?
A merger between Regions and Union Planters promises greater convenience and greater value for our associates and significant upside valuation potential for shareholders of both companies. Our branch and ATM network will nearly double to 1,400 branches and 1,700 ATMs. Our banks will be able to leverage complementary business lines across a larger customer and geographic base, and the merger represents a powerful combination of high-return, low risk markets with leading market shares, a strong presence in high-growth, high-potential markets, and a leading securities brokerage company in the South.

Union Planters makes a perfect partner for Regions because we share a common culture. Union Planters is an outstanding organization that shares with Regions a common passion for customer service and dedication to improving the quality of life in the communities they serve. In addition, both banks share complementary markets, so we will require minimal position eliminations overall.

What will the new business look like?
The combined company will offer its 5.1 million customers a wide array of services through a 15-state network of some 1,400 banking branches, 1,700 ATMs and more than 140 brokerage offices. With total assets of $81 billion, the company will be the 12th-largest bank holding company nationwide.

What is going to change at Regions?
The combined organization will be known as Regions and will be headquartered in Birmingham, Ala., while Morgan Keegan and the combined mortgage business will be headquartered in Memphis, Tenn.

In addition, Carl Jones, chairman, president and chief executive officer of Regions, will be chief executive officer of the combined company until his planned retirement in June 2005, when he will be succeeded by Jack Moore, currently chairman, president and chief executive officer of Union Planters.

How will the merger be structured?
Terms of the agreement call for the formation of a new holding company named Regions Financial Corporation. In the transaction, each share of Union Planters common stock will be converted into one share of the new company stock and each share of Regions common stock will be converted into 1.2346 shares of the new company common stock. The transaction is expected to close in mid 2004, subject to customary regulatory and shareholder approvals.

As part of the transaction, the new company intends to pay a cash dividend of $0.3334 per share per quarter, which is the current Union Planters dividend rate. Consistent with this rate, Regions has declared a special cash dividend of $0.0816 per share payable on April 1, 2004, to shareholders of record on March 18, 2004. This dividend will be in addition to Regions’ recently declared cash dividend of $0.33 per share announced on

Jan. 22, 2004, resulting in a total quarterly cash dividend of $0.4116 per share. Regions intends to maintain the dividend rate of $0.4116 per share per quarter until the transaction is completed.

When will the merger be complete?
The transaction is expected to close in the second quarter of 2004 and is subject to normal shareholder and regulatory approvals. We expect that the merger integration process will be completed in 2005.

Will there be job eliminations?
As in any transaction of this kind, there is the unfortunate possibility that some jobs may disappear. However, in this case we expect that the number of associates affected overall will be minimal because of our limited branch overlap, and because we expect that the normal pace of attrition will effectively address many of the possible position reductions. And, as I mentioned earlier, we in fact expect the growth of the combined company to lead to expanded career opportunities for our associates.

Will there be changes to my compensation and benefits as a result of the merger?
Our transition team will review compensation and benefits such as health insurance, retirement programs and our various incentive plans, but there will be no immediate changes. We will update you if and when any decisions regarding compensation and benefits are made.

Why wasn’t I made aware of the merger before now?
The timing of our announcement was determined by securities law, which requires that definitive merger agreements like this one be disclosed immediately following the agreement signing and that employees and the public be notified simultaneously.

Will benefits for retirees change as a result of this merger?
Retirees are very important to Regions, and we are very appreciative of their years of service. For now, there will be no changes. If there are to be any modifications, retirees will be notified after the merger closes, which is expected to be in the second quarter of 2004.

Will there be any other changes for retirees?
We pledge to keep all associates, including retirees, apprised of any changes in benefits or services that may affect them. We also pledge to keep the needs of our associates and retirees paramount in our thinking as we move through a careful, and intelligent transition to the new Regions.

What resources are available to answer other questions I may have?
The transition team pledges to keep you abreast of any changes that result from this merger.

To hear a recorded message from CEO Carl Jones to associates about this historic merger, call 1-888-424-6230 (no passcode).

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